UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 17, 2009

ZYGO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12944	06-0864500
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Laurel Brook Road, Middlefield, CT		06455-0448
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:	(860) 347-8506

                                                Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 17, 2009, Zygo Corporation ("Zygo") entered into an Asset Transfer Agreement (the "Asset Transfer Agreement") and a Supply Agreement (the "Supply Agreement") with Nanometrics Incorporated ("Nano"). Pursuant to the Asset Transfer Agreement, Nano purchased inventory and certain other assets relating to Zygo's Semiconductor Solutions business. The aggregate amount of approximately $3.6 million for these assets will be paid to Zygo from the proceeds of automated interferometer systems sales by Nano, but not later than July 1, 2010, and subject to acceleration upon the occurrence of certain specified events.

Pursuant to the Supply Agreement, Zygo will provide interferometer sensors to Nano for incorporation into the "Unifire" line of products as well as Nano's family of automated metrology systems. The arrangement is structured as an exclusive OEM supply arrangement aimed at wafer-based markets. Under the arrangement, Nano becomes the exclusive provider of the Unifire line of products and will assume all inventory, backlog and customer sales and support responsibilities relating thereto, and Zygo will provide measurement sensors for integration by Nano. The agreement also provides, among other things, for a technology transfer fee to be paid to Zygo through a percentage of proceeds of certain sales by Nano, commencing January 1, 2010; and a "sustaining engineering fee" to be paid to Zygo, in varying amounts based on Nano's purchases from Zygo of heads for interferometers.

On June 17, 2009, Zygo and Nano issued a press release relating to the Asset Transfer Agreement and the Supply Agreement. The press release is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1	Press Release, dated June 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION

Date: June 23, 2009	By:	/s/ Walter A. Shephard
Name: Walter A. Shephard Title: Vice President Finance, CFO, and Treasurer

EXHIBIT INDEX

99.1	Press Release, dated June 17, 2009.